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                                                                    Exhibit 99.1

news release                                                      [TENNECO LOGO]


    Contacts:       Jane Ostrander                   Leslie Hunziker
                    Media Relations                  Investor Relations
                    847 482-5607                     847 482-5042
                    jostrander@tenneco.com           lhunziker@tenneco.com



   TENNECO INC. ANNOUNCES COMPLETION OF ITS PARTIAL TENDER OFFER AND CONSENT
           SOLICITATION FOR ITS 10 1/4% SENIOR SECURED NOTES DUE 2013

LAKE FOREST, Illinois, December 3, 2007 -- Tenneco Inc. (NYSE: TEN) announced today that it has successfully completed its previously announced partial tender offer and consent solicitation for its 10 1/4% Senior Secured Notes due 2013 (CUSIP 880349AD7) (the "Notes").

As of midnight, New York City time, on November 30, 2007, the expiration date, holders of Notes had tendered approximately $474 million principal amount of Notes and Tenneco purchased $230 million principal amount of such Notes, which was the maximum amount of the offer, or 48.5% of the principal amount of Notes tendered in the offer. The total purchase price of the Notes was $250 million, including $20 million in premiums. Holders whose Notes were accepted for purchase were also paid accrued and unpaid interest on their purchased Notes up to, but not including, today, the payment date.

Banc of America Securities LLC and Citigroup Global Markets, Inc. served as dealer managers and solicitation agents in connection with the tender offer and consent solicitation.

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities.

BUSINESS DESCRIPTION
Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under Monroe(R), Walker(R), Gillet(TM), and CleviteElastomer brand names.


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